Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Reports Record Second Quarter 2015 Financial Results

Achieves quarterly net product sales of $84.7 million and Non-GAAP adjusted EBITDA of $52.1 million

Executes on two business development initiatives to further expand maternal health business

Increases Non-GAAP Adjusted EBITDA and cash earnings guidance for 2015

Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (July 23, 2015) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company, today reported unaudited consolidated financial results for the second quarter and year-to-date periods ended June 30, 2015. Total revenues for the second quarter of 2015 increased to $123.9 million, compared with $24.8 million in the second quarter of 2014. This increase is primarily related to the addition of Makena® (hydroxyprogesterone caproate injection) in November 2014, which contributed $63.6 million in net product sales to the second quarter 2015 results, and the recognition of $39.2 million of collaboration revenue related to the termination of the company’s ex-US ferumoxytol marketing agreement. Net income on a GAAP basis totaled $33.3 million, or $0.82 per diluted share(1) for the second quarter of 2015. Non-GAAP net income, or cash earnings(2), for the second quarter of 2015 totaled $44.8 million, or $1.12 per diluted share, compared with $0.6 million, or $0.03 per diluted share, for the same period in 2014.

“We continue to deliver strong financial performance by driving product sales growth, including Makena, which grew more than 58% in the quarter compared to the same quarter last year, and by identifying and executing on new business development opportunities,” said William Heiden, chief executive officer of AMAG. “We recently announced our plan to acquire Cord Blood Registry® (CBR), and we also purchased an option for the rights to a development program for the treatment of severe preeclampsia, an area of significant unmet need among at-risk pregnant women. Both of these transactions further our commitment to helping pregnant women and their families and strengthens our efforts to collaborate with the maternal health community. In addition to providing future avenues of growth for AMAG, we also expect these acquisitions to add new capabilities to our organization that can be leveraged across our current and future product lines.”

(1)  See share count reconciliation at the conclusion of this press release.

(2)  See summaries of non-GAAP adjustments to reconcile GAAP Consolidated Statements of Operations to Non-GAAP Consolidated Statements of Operations for the three and six month periods ended June 30, 2015 and 2014 at the conclusion of this press release.

July 23, 2015	AMAG Pharmaceuticals, Inc.	Page | 1 of 13

2Q15 Business Highlights and Recent Developments

•                  Net product sales increased to $84.7 million in the second quarter of 2015, compared to $22.5 million in the corresponding period in 2014. This increase was driven by record sales of Makena in the quarter ended June 30, 2015.

•                  The company delivered record earnings in the second quarter of 2015, including operating income on a GAAP basis of $61.1 million, compared with $1.2 million for the same period in 2014. On a non-GAAP basis, adjusted EBITDA grew to $52.1 million, compared with $1.6 million in the second quarter of 2014(2).

•                  Makena achieved significant market share growth, increasing four percentage points over the first quarter of 2015 (to an estimated 32% share of patients) and continued to take share from compounded product.

•                  Feraheme® (ferumoxytol) injection sales declined eight percent in the second quarter of 2015, as compared to the corresponding period in 2014 to $20.6 million as the company implemented label changes to the package insert in March 2015.

•                  The company continued to advance its lifecycle management program for Makena, including the submission of a prior approval supplement with the FDA for the manufacture of a single-dose, preservative-free formulation of Makena by Hospira, Inc., the current manufacturer of the company’s multi-dose vial.

•                  The company announced that it entered into a definitive agreement to acquire CBR, the world’s largest stem cell collection and storage company serving pregnant women and their families, for $700 million in cash. The transaction will further diversify AMAG’s revenue base, expand the size of its obstetrician-focused sales team, and add new consumer-directed sales and marketing capabilities. The transaction is forecasted to be immediately accretive to adjusted EBITDA and earnings and is expected to close in the third quarter of 2015.

•                  The company entered into an option agreement with Velo Bio, LLC (Velo), which includes an upfront payment of $10 million to acquire the global rights to an orphan drug candidate being developed for use in the treatment of severe preeclampsia in pregnant women. The option to acquire the program can be exercised at the conclusion of an upcoming Phase 2b/3a clinical study. This transaction further expands AMAG’s maternal health portfolio and advances the company’s strategy of adding differentiated products in growing specialty markets.

Second Quarter Ended June 30, 2015 Financial Results (unaudited)

Total revenues for the second quarter of 2015 were $123.9 million, compared with $24.8 million for the same period in 2014. This increase is primarily related to the addition of Makena, which contributed $63.6 million to net product sales in the second quarter, as well as the recognition of $39.2 million of collaboration revenue related to the termination of the company’s ex-US ferumoxytol marketing agreement with Takeda Pharmaceutical Company Limited (Takeda), which included cash of $5.6 million

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recorded as revenue during the quarter related to termination and royalty payments and the recognition of $33.6 million representing all remaining Takeda-related previously deferred revenues.

Net product sales for the second quarter of 2015 totaled $84.7 million, compared with $22.5 million in the second quarter of 2014. Sales of Makena in the second quarter of 2015 totaled $63.6 million, representing an increase of 58 percent from $40.3(3) million of Makena sales for the same period in 2014. Sales growth of Makena was driven by increasing volume, as more clinically indicated pregnant women, including those covered by commercial insurance plans as well as Medicaid, were prescribed Makena therapy to reduce their risk of preterm birth. Makena’s volume increased across all distribution channels, including compounding pharmacies that now dispense Makena instead of compounded hydroxyprogesterone caproate. The conversion of Makena compounders into distributors is our fastest growing channel and accounted for approximately 16 percent of Makena’s second quarter sales, compared with three percent in the second quarter of 2014.(3) In the company’s hematology/oncology and hospital business, Feraheme net product sales declined eight percent to $20.6 million in the second quarter of 2015, compared with $22.2 million for the same period in 2014. The decline in Feraheme sales was partially a result of recent changes to the product’s label that included adding a boxed warning. Prescription volume of Feraheme in the second quarter of 2015 increased over the first quarter of 2015 and was down slightly from the second quarter of 2014 with the market share loss partially offset by growth of the overall intravenous (IV) iron market. The company anticipates that sales of Feraheme will return to growth in the second half of the year driven by expected continued growth in the overall IV iron market and forecasted future price appreciation.

Total operating expenses, excluding cost of product sales, for the second quarter of 2015 were $43.1 million, compared with $20.8 million for the same period in 2014. The increases in operating expenses were primarily due to costs related to the Lumara acquisition and costs associated with managing the company’s expanded product portfolio. During the second quarter, the company incurred approximately $2.7 million related to certain acquisition-related costs associated with the CBR transaction announced in June 2015.

The company reported net income of $33.3 million, or $1.09 per basic share and $0.82 per diluted share(1), for the second quarter of 2015, compared with net loss of $1.5 million, or ($0.07) per basic and diluted share, for the same period in 2014. The weighted average diluted shares used in calculating diluted net income per share for the second quarter of 2015 followed the if-converted method of accounting for the convertible debt.

Non-GAAP adjusted EBITDA for the second quarter of 2015 was $52.1 million, compared with $1.6 million for the same period in 2014. After deducting cash interest expense, the company generated non-GAAP cash earnings of $44.8 million, or $1.12 per non-GAAP diluted share. The weighted average diluted shares used in calculating the non-GAAP cash earnings per diluted share for the second quarter of 2015 followed the treasury stock method of accounting for the convertible debt and related warrants.(2)

(3)  Based on unaudited pro forma sales for the second quarter of 2014. Acquisition of Lumara Health closed in November 2014.

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As of June 30, 2015, the company’s cash and investments totaled approximately $398.4 million and debt (face value) totaled $523.0 million.

“The second quarter momentum built off an already strong start to 2015,” said Frank Thomas, president and chief operating officer of AMAG. “Our business continues to generate significant positive cash flow and earnings.  We believe that the CBR transaction will allow us to further diversify our portfolio and achieve even greater financial flexibility as we pursue additional business development transactions.”

Six Months Ended June 30, 2015 Financial Results (unaudited)

Net product sales for the six months ended June 30, 2015 were $162.1 million, compared with $40.0 million for the same period in 2014.

On a GAAP basis, net income for the first six months of 2015 totaled $46.2 million, compared with a net loss of $8.6 million for same period in 2014. GAAP basic earnings per share were $1.60(1), compared with ($0.40) in 2014. GAAP diluted earnings per share were $1.23, compared with ($0.40) in 2014. The weighted average diluted shares used in calculating diluted net income per share for the first half of 2015 followed the if-converted method of accounting for the convertible debt.

Non-GAAP adjusted EBITDA for the six months ended June 30, 2015 was $99.5 million, compared with a loss of $2.1 million for the same period in 2014. After deducting cash interest expense, the company generated non-GAAP cash earnings of $84.5 million, or $2.27 per non-GAAP diluted share. The weighted average diluted shares used in calculating the non-GAAP cash earnings per diluted share followed the treasury stock method of accounting for the convertible debt and related warrants.(2)

Updating 2015 Financial Outlook

The company is updating its 2015 guidance to reflect the business performance for the first half of 2015 and the outlook for the business for the remainder of 2015, including expectations of continued strong management of operating expenses.  The guidance below does not include any expected revenue or expenses related to the acquisition of CBR, which is expected to close in the third quarter of 2015 and be immediately accretive to adjusted EBITDA and cash earnings, or the impact of the option agreement with Velo. The company will provide further guidance for the combined business later this year.

$ in millions	Previous 2015 Guidance	Updated 2015 Guidance
Makena net sales	$260 - $285	$260 - $285
Feraheme and MuGard net sales	$90 - $100	$85 - $95
Total product sales	$350 - $385	$345 - $380
Total revenue	$395 - $430	$395 - $430
Adjusted EBITDA(4)	$200 - $220	$210 - $225
Cash earnings(4)	$170 - $190	$180 - $195

(4)  See summary of forecasted Non-GAAP adjusted EBITDA and Non-GAAP cash earnings at conclusion of this press release.

July 23, 2015	AMAG Pharmaceuticals, Inc.	Page | 4 of 13

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. ET, during which management will discuss the company’s financial results and growth prospects. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 11:00 a.m. ET on July 23, 2015 through midnight on July 30, 2015.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 81280898.

The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com. The webcast replay will be available from approximately 11:00 a.m. ET on July 23, 2015 through midnight on August 21, 2015.

Use of Non-GAAP Financial Measures

AMAG has presented certain non-GAAP financial measures, including non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization), non-GAAP net income or cash earnings and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude certain amounts, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG

As a high-growth specialty pharmaceutical company, AMAG Pharmaceuticals, Inc. uses its business and clinical expertise to bring medical therapies and other innovations to market that provide clear benefits and improve people’s lives. Based in Waltham, MA, AMAG has a diverse portfolio of products in the areas of maternal health, anemia management and cancer supportive care. AMAG continues to work to expand the impact of these and future products for patients by delivering on its aggressive growth strategy, which includes organic growth, as well as the pursuit of products and companies that align with AMAG’s existing therapeutic areas or those that could benefit from its proven core competencies. For additional company information, please visit www.amagpharma.com.

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About Makena® (hydroxyprogesterone caproate injection)

Makena® is a progestin indicated to reduce the risk of preterm birth in women with a singleton pregnancy who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure.

Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth (fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea.

For additional U.S. product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol) Injection

Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of iron deficiency anemia (IDA) in adult chronic kidney disease (CKD) patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by six issued patents covering the composition and dosage form of the product. Each issued patent is listed in the FDA’s Orange Book, the last of which expires in June 2023.

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Ferumoxytol received marketing approval in Canada in December 2012, where it has been marketed by Takeda as Feraheme. Takeda had been commercializing the product outside of the U.S. under a license arrangement with AMAG.  In December 2014, AMAG and Takeda mutually agreed to terminate the license arrangement and have transferred the licensed rights back to AMAG.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Feraheme is contraindicated in patients with a known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product.

For additional U.S. product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, statements regarding the expansion of AMAG’s maternal health business; AMAG’s beliefs that recently announced business development transactions will further AMAG’s commitment to helping pregnant women and their families and efforts to collaborate with the maternal health community; AMAG’s expectations that such transactions will provide additional avenues of future growth for AMAG, and will add new capabilities to AMAG’s organization that can be leveraged across its current and future product lines; AMAG’s expectations that the pending CBR acquisition, including timing for closing, that the transaction will further diversify AMAG’s revenue base, expand the size of its obstetrician-focused sales team, add new consumer-directed sales and marketing capabilities and be immediately accretive to adjusted EBITDA and earnings; AMAG’s expectations that the potential acquisition of a clinical-stage preeclampsia program further advances AMAG’s strategy of adding differentiated products in growing specialty markets; anticipated future growth in sales of Feraheme and related expectations regarding continued growth in the intravenous iron market and forecasted future price appreciation for Feraheme; AMAG’s ability to further diversify its portfolio and achieve greater financial flexibility as its pursues additional business development transactions; AMAG’s updated 2015 financial guidance, including net product sales, adjusted EBITDA and cash earnings and the characterization of AMAG as a high-growth specialty pharmaceutical and plans for growth, including organic growth and portfolio expansion activities, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

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AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. (formerly known as PlasmaTech Biopharmaceuticals, Inc. and Access Pharmaceuticals, Inc.). Makena® is a registered trademark of Lumara Health Inc.  Lumara HealthTM is a registered trademark of Lumara Health.  Cord Blood Registry® and CBR® are registered trademarks of CBR Systems, Inc.

— Tables Follow —

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AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Makena	$63,574	$—	$119,103	$—
Feraheme/MuGard	21,078	22,484	42,964	40,007
License fee, collaboration and other	39,232	2,318	51,322	5,630
Total revenues	123,884	24,802	213,389	45,637
Operating costs and expenses:
Cost of product sales	19,679	2,743	40,705	5,580
Research and development	8,184	4,540	15,172	11,038
Selling, general and administrative	31,801	16,284	63,913	33,775
Acquisition-related	2,653	—	2,653	—
Restructuring	443	—	1,014	—
Total costs and expenses	62,760	23,567	123,457	50,393
Operating income (loss)	61,124	1,235	89,932	(4,756)
Other income (expense):
Interest expense	(10,205)	(3,051)	(20,572)	(4,527)
Other income, net	374	269	445	634
Total other income (expense)	(9,831)	(2,782)	(20,127)	(3,893)
Net income (loss) before income taxes	51,293	(1,547)	69,805	(8,649)
Income tax expense	(18,035)	—	(23,643)	—
Net income (loss)	$33,258	$(1,547)	$46,162	$(8,649)

Net income (loss) per share
Basic	$1.09	$(0.07)	$1.60	$(0.40)
Diluted	$0.82	$(0.07)	$1.23	$(0.40)

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	30,636	21,925	28,934	21,875
Diluted	43,181	21,925	40,791	21,875

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AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$89,884	$119,296
Investments	308,524	24,890
Accounts receivable, net	57,954	38,172
Inventories	34,363	40,610
Receivable from collaboration	5,615	4,518
Deferred tax assets	53,135	32,094
Prepaid and other current assets	6,004	14,456
Total current assets	555,479	274,036
Property and equipment, net	1,917	1,519
Goodwill	204,414	205,824
Intangible assets, net	863,020	887,908
Restricted cash	2,397	2,397
Other long-term assets	12,056	17,249
Total assets	$1,639,283	$1,388,933
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,147	$7,301
Accrued expenses	89,617	80,093
Current portion of long-term debt	132,680	34,000
Current portion of contingent consideration	95,526	718
Deferred revenues	—	44,376
Total current liabilities	323,970	166,488
Long-term liabilities
Long-term debt, net	179,706	293,905
Convertible 2.5% senior notes, net	170,817	167,441
Acquisition-related contingent consideration	124,666	217,984
Deferred tax liabilities	122,303	77,619
Other long-term liabilities	4,840	5,543
Total liabilities	926,302	928,980
Total stockholders’ equity	712,981	459,953
Total liabilities and stockholders’ equity	$1,639,283	$1,388,933

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AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations

(unaudited, amounts in thousands, except per share data)

	Three Months Ended				Three Months Ended
	June 30, 2015				June 30, 2014
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues:
Makena	$63,574	$—		$63,574	$—	$—		$—
Feraheme/MuGard	21,078	—		21,078	22,484	—		22,484
License fee, collaboration and other	39,232	(33,563	)(5)	5,669	2,318	(1,974	)(5)	344
Total revenues	123,884	(33,563)		90,321	24,802	(1,974)		22,828

Operating costs and expenses:
Cost of products sold	19,679	(16,521	)(6)	3,158	2,743	429	(6)	3,172
Research and development	8,184	(1,197	)(7)	6,987	4,540	(375	)(7)	4,165
Selling, general and administrative	31,801	(3,679	)(8)	28,122	16,284	(2,368	)(8)	13,916
Acquisition-related	2,653	(2,653	)(9)	—	—	—		—
Restructuring	443	(443	)(10)	—	—	—		—
Total costs and expenses	62,760	(24,493)		38,267	23,567	(2,314)		21,253

Operating income (loss) / Adjusted EBITDA	61,124	(9,070)		52,054	1,235	340		1,575

Other income (expense):
Interest expense	(10,205)	2,946	(11)	(7,259)	(3,051)	1,801	(11)	(1,250)
Other income, net	374	(2)		372	269	(16)		253
Total other income (expense)	(9,831)	2,944		(6,887)	(2,782)	1,785		(997)
Net income (loss) before income taxes	51,293	(6,126)		45,167	(1,547)	2,125		578
Income tax expense (benefit)	18,035	(17,655	)(12)	380	—	—		—
Net income (loss) / cash earnings	$33,258	$11,529		$44,787	$(1,547)	$2,125		$578

Net income (loss) / cash earnings per share
Basic	$1.09			$1.46	$(0.07)			$0.03
Diluted	$0.82			$1.12	$(0.07)			$0.03

Weighted average shares outstanding
Basic	30,636			30,636	21,925			21,925
Diluted	43,181			40,002	21,925			22,169

(5)  Eliminate non-cash revenue related to recognition of previously deferred revenue on Takeda agreement.

(6)  Eliminate the following: (i) non-cash step-up of inventory from purchase accounting (2015); (ii) amortization expense related to intangible assets; (iii) depreciation expense; and (iv) stock-based compensation expense.

(7)  Eliminate the following: (i) non-cash step-up of inventory from purchase accounting (2015); (ii) depreciation expense; and (iii) stock-based compensation expense.

(8)  Eliminate the following: (i) non-cash adjustments to contingent consideration; (ii) certain transaction-related expenses (2015); (iii) depreciation expense; and (iv) stock-based compensation expense.

(9)  Eliminate one-time costs related to Cord Blood Registry acquisition.

(10)  Eliminate one-time restructuring costs related to Lumara Health acquisition.

(11)  Eliminate non-cash interest expense; amortization of debt discount and other costs.

(12)  Eliminate non-cash income tax expense.

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AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations

(unaudited, amounts in thousands, except per share data)

	Six Months Ended				Six Months Ended
	June 30, 2015				June 30, 2014
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues:
Makena	$119,103	$—		$119,103	$—	$—		$—
Feraheme/MuGard	42,964	—		42,964	40,007	—		40,007
License fee, collaboration and other	51,322	(39,965	)(13)	11,357	5,630	(3,948	)(13)	1,682
Total revenues	213,389	(39,965)		173,424	45,637	(3,948)		41,689

Operating costs and expenses:
Cost of products sold	40,705	(34,261	)(14)	6,444	5,580	(1,093	)(14)	4,487
Research and development	15,172	(1,691	)(15)	13,481	11,038	(842	)(15)	10,196
Selling, general and administrative	63,913	(9,866	)(16)	54,047	33,775	(4,696	)(16)	29,079
Acquisition-related	2,653	(2,653	)(17)	—	—	—		—
Restructuring	1,014	(1,014	)(18)	—	—	—		—
Total costs and expenses	123,457	(49,485)		73,972	50,393	(6,631)		43,762

Operating income (loss) / Adjusted EBITDA	89,932	9,520		99,452	(4,756)	2,683		(2,073)

Other income (expense):
Interest expense	(20,572)	5,832	(19)	(14,740)	(4,527)	2,652	(19)	(1,875)
Other income, net	445	(2)		443	634	(116)		518
Total other income (expense)	(20,127)	5,830		(14,297)	(3,893)	2,536		(1,357)
Net income (loss) before income taxes	69,805	15,350		85,155	(8,649)	5,219		(3,430)
Income tax expense (benefit)	23,643	(23,025	)(20)	618	—	—		—
Net income (loss) / cash earnings	$46,162	$38,375		$84,537	$(8,649)	$5,219		$(3,430)

Net income (loss) / cash earnings per share
Basic	$1.60			$2.92	$(0.40)			$(0.16)
Diluted	$1.23			$2.27	$(0.40)			$(0.16)

Weighted average shares outstanding
Basic	28,934			28,934	21,875			21,875
Diluted	40,791			37,182	21,875			21,875

(13)  Eliminate non-cash revenue related to recognition of previously deferred revenue on Takeda agreement.

(14)  Eliminate the following: (i) non-cash step-up of inventory from purchase accounting (2015); (ii) amortization expense related to intangible assets; (iii) depreciation expense; and (iv) stock-based compensation expense.

(15)  Eliminate the following: (i) non-cash step-up of inventory from purchase accounting (2015); (ii) depreciation expense; and (iii) stock-based compensation expense.

(16)  Eliminate the following: (i) non-cash adjustments to contingent consideration; (ii) certain transaction related expenses; (iii) depreciation expense; and (iv) stock-based compensation expense.

(17)  Eliminate one-time costs related to Cord Blood Registry acquisition.

(18)  Eliminate one-time restructuring costs related to Lumara Health acquisition.

(19)  Eliminate non-cash interest expense; amortization of debt discounts and other costs.

(20)  Eliminate non-cash income tax expense.

July 23, 2015	AMAG Pharmaceuticals, Inc.	Page | 12 of 13

AMAG Pharmaceuticals, Inc.

Reconciliation of 2015 Updated Guidance of Non-GAAP Adjusted EBITDA

and Non-GAAP Net Income / Cash Earnings

(unaudited, amounts in millions)

2015 Updated Financial Guidance
GAAP net income	$75 - 90
Depreciation & intangible asset amortization	55
Interest expense, net	40
Provision (benefit) for income taxes	35
EBITDA	$205 -220
Non-cash collaboration revenue	(40)
Non-cash inventory step-up adjustments	15
Stock-based compensation	15
Adjustment to contingent consideration	10
Severance and transaction-related costs	5
Adjusted EBITDA	$210 - 225
Cash interest expense	(30)
Non-GAAP net income — cash earnings	$180 - 195

AMAG Pharmaceuticals, Inc.

Share Count Reconciliation

(amounts in millions)

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Weighted average basic shares outstanding	30.6	28.9
Employee equity incentive awards	1.8	1.7
Convertible notes	7.4	7.4
Warrants	3.4	2.8
GAAP diluted shares outstanding	43.2	40.8
Adjustment(2)	(3.2)	(3.6)
Non-GAAP diluted shares outstanding	40.0	37.2

CONTACT:

AMAG Pharmaceuticals, Inc.

Linda Lennox, 617-498-2846

Vice President, Investor Relations & Corporate Communications

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July 23, 2015	AMAG Pharmaceuticals, Inc.	Page | 13 of 13